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                                                                    EXHIBIT 99.1

NEW PLAN AND EXCEL ANNOUNCE AGREEMENT TO MERGE; MERGER OF EQUALS TO CREATE LARGEST COMMUNITY AND NEIGHBORHOOD SHOPPING CENTER REIT WITH $3.5 BILLION TOTAL MARKET CAPITALIZATION

NEW YORK and SAN DIEGO--(BUSINESS WIRE)--May 14, 1998--New Plan Realty Trust (NYSE:NPR) and Excel Realty Trust, Inc., (NYSE:XEL) announced today the signing of a definitive merger agreement to create the nation's largest community and neighborhood shopping center real estate investment trust (REIT). The new company to be called New Plan Excel Realty Trust, Inc., will own a total of 332 properties (276 retail properties) located in 32 states comprising over 34.7 million square feet. The transaction creates a company with total market capitalization of approximately $3.5 billion and market equity of approximately $2.2 billion. Approved unanimously by the Board of each company, the transaction is subject to shareholder approval and customary closing conditions.

William Newman, Chairman and CEO of New Plan Realty Trust, stated, "We are delighted to announce this merger with Excel; it is a great day for our shareholders. We have believed for decades that size and scale can lead to both revenue enhancements and economies of scale for our shareholders. In 1991 we were the first public REIT to reach one billion dollars in equity value and this combination continues our long term shareholder value creation strategies."

Gary B. Sabin, Chairman, President and CEO of Excel Realty Trust, stated, "We share with the senior management of New Plan great enthusiasm for this strategic combination. New Plan has a great history of strong operational results that have consistently provided their shareholders excellent returns. Excel has a history of innovative thinking and establishing new methods to also produce excellent results. The combination of the two companies creates an exceptional company of size, scope and greatly enhanced competitive strength. It is also an outstanding fit in terms of properties, geographic distribution and capital market penetration."

The combination fits strategically with both companies' long range plans, building mutually upon their respective strengths. The new company will compete nationally with 25 offices, over 750 employees and greater tenant diversity.

The merger agreement calls for Excel to declare a 20% stock dividend and then issue one share of Excel for each share of New Plan outstanding. Structurally New Plan will be merged with a subsidiary of Excel and become a wholly owned subsidiary of Excel. The surviving company will be a Maryland corporation. The combined company will have approximately 93 million common share equivalents. New Plan shareholders will hold approximately 65% of the combined company's common equity. Holders of New Plan's Series A Cumulative Preferred Stock will be given a new New Plan Excel Series D Cumulative Preferred with terms substantially identical.

Arnold Laubich, President and COO of New Plan, stated "Our company will have 276 retail properties containing 34.7 million square feet of gross leasable area in 32 states and 12,380 multifamily units in 14 states. This large national platform, combined with our very strong balance sheet, positions us as a leader in the consolidation of the REIT industry. It also provides the company with strong prospects for significant and sustainable growth in both revenue and


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FFO. I look forward to working closely with Gary Sabin and the rest of our strengthened team."

The Board of Directors will consist of 9 members from New Plan and 6 members appointed from Excel. The senior management of New Plan Excel will be as follows:

        William Newman:             Chairman

        Arnold Laubich:             Chief Executive Officer

        Gary B. Sabin:              President and Chairman of
                                    Investment Committee

        James M. Steuterman:        Executive Vice President and
                                    Co-Chief Operating Officer

        Richard B. Muir:            Executive Vice President and
                                    Co-Chief Operating Officer

        David A. Lund:              Chief Financial Officer


Upon Arnold Laubich's eventual retirement as Chief Executive Officer of the Company, the Company intends and expects to appoint Gary B. Sabin as the Chief Executive Officer of the Company. The company's headquarters will be based in New York with operational headquarters in New York and San Diego.

After completion of the offering the dividend policy is expected to provide for an initial annual dividend rate of $1.60 per share (which represents an annual dividend of $1.92 per pre-transaction Excel Realty Trust share) with anticipated minimum increases of $0.0025 per share per quarter.

Morgan Stanley & Co. acted as financial advisor to New Plan. Merrill Lynch & Co. provided an opinion to New Plan. Prudential Securities Incorporated and Triton Pacific Capital acted as financial advisors to Excel. Prudential Securities Incorporated provided an opinion to Excel. The transaction is expected to close in August, 1998.

New Plan Realty is a New York based real estate company that has been in business for 72 years. A public company since 1962 and a REIT since 1972, it owns and operates 190 retail and residential properties mainly in the eastern half of the United States. New Plan has over 600 employees and its shares trade on the New York Stock Exchange under the symbol NPR.

Excel Realty Trust is a San Diego based REIT that was formed in 1985 and reincorporated in 1993 as a Maryland corporation. The company owns and manages 142 properties comprising 14.1 million square feet of gross leasable area in 27 states. Excel has approximately 150 employees and its shares trade on the New York Stock Exchange under the symbol XEL.

Certain statements in this press release, including statements containing the words "believe," "will," "expects" and similar expressions, constitute forward looking statements within the


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meaning of the Private Securities Litigation Reform Act of 1995. There are a
number of important factors that could cause the company's actual results to differ materially from those indicated by such forward looking statements. Some of the factors that could affect the foregoing expectations include general economic conditions, competition in and performance of local real estate markets, competition from other property management companies, New Plan Excel's ability to obtain financing, increases in interest rates, increases in operating costs and real estate taxes, as well as other risks detailed from time to time in either New Plan's or Excel's filings with the Securities and Exchange Commission.

CONTACT:

New Plan Realty Trust
Dean R. Bernstein, 212/869-3000

or

Excel Realty Trust
Graham R. Bullick, Ph.D., 619/485-9400